Exhibit 2.1

  TERMINATION AGREEMENT dated as of July 27, 2001, by and among UAL CORPORATION, a Delaware corporation ("UAL"), YELLOW JACKET ACQUISITION CORP., a Delaware corporation ("Yellow Jacket"), and US AIRWAYS GROUP, INC., a Delaware corporation ("US Airways").             WHEREAS, UAL, Yellow Jacket and US Airways are parties to an Agreement and Plan of Merger dated as of May 23, 2000 (as amended, the "Merger Agreement"); capitalized terms used but not defined herein have the meanings set forth therein; and

            WHEREAS, pursuant to Section 7.01(a) of the Merger Agreement, the Merger Agreement may be terminated, and the Merger contemplated thereby may be abandoned, by mutual written consent of UAL, Yellow Jacket and US Airways.

            NOW, THEREFORE, UAL, Yellow Jacket and US Airways hereby agree as follows:

            1. Termination of Merger Agreement. Pursuant to Section 7.01(a) of the Merger Agreement, UAL, Yellow Jacket and US Airways consent to the termination of, and hereby terminate, the Merger Agreement and abandon the Merger contemplated thereby, with the effects described in Section 7.02 of the Merger Agreement. In connection with Section 5.06(d) of the Merger Agreement, the parties acknowledge that the covenants under the Merger Agreement have been complied with, and UAL agrees to pay the amount referred to in such Section to US Airways, Inc. US Airways consents to such payment being made to US Airways, Inc. and agrees and acknowledges that the making of such payment shall constitute full satisfaction of UAL's obligations under such Section 5.06(d).

            2. Release. (a) Each of UAL and Yellow Jacket, and each of its respective successors and assigns, hereby agrees not to sue and forever releases and discharges US Airways and each of its respective successors and assigns(together with any present and former officers, directors, advisors (including financial advisors), employees, representatives and agents of each of the foregoing) from all claims, actions, causes of action or suits, at law or in equity, known or unknown, which each now has or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever relating to or arising out of the Merger Agreement or the agreements or instruments ancillary thereto or the transactions contemplated thereby, or any action or failure to act under the Merger Agreement or in connection therewith, or in connection with the events leading to the termination of the Merger Agreement and the transactions contemplated thereby and the termination of the Merger Agreement, excepting only any claim, action, cause of action or suit arising out of an undertaking or promise contained in this Agreement or the Confidentiality Agreement.

            (b) US Airways and each of its respective successors and assigns hereby agrees not to sue and forever releases and discharges each of UAL and Yellow Jacket and each of its respective successors and assigns (together with any present and former officers, directors, advisors (including financial advisors), employees, representatives and agents of each of the foregoing) from all claims, actions, causes of action or suits, at law or in equity, known or unknown, which each now has or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever relating to or arising out of the Merger Agreement or the agreements or instruments ancillary thereto or the transactions contemplated thereby, or any action or failure to act under the Merger Agreement or in connection therewith, or in connection with the events leading to the termination of the Merger Agreement and the transactions contemplated thereby and the termination of the Merger Agreement, excepting only any claim, action, cause of action or suit arising out of an undertaking or promise contained in this Agreement or the Confidentiality Agreement.

            3. Representations and Warranties of UAL and Yellow Jacket. Each of UAL and Yellow Jacket severally represents and warrants to US Airways that it has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby. The execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of UAL and Yellow Jacket. This Agreement has been duly executed and delivered by each of UAL and Yellow Jacket and constitutes a valid and binding agreement of each of UAL and Yellow Jacket, enforceable against each of them in accordance with its terms.

            4. Representations and Warranties of US Airways. US Airways represents and warrants to each of UAL and Yellow Jacket that US Airways has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby. The execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of US Airways. This Agreement has been duly executed and delivered by US Airways and constitutes a valid and binding agreement of US Airways, enforceable against it in accordance with its terms.

            5. Cooperation. The parties shall cooperate with each other and promptly prepare and file all necessary documentation to withdraw all applications, notices, petitions and filings made with, and shall use their reasonable efforts to terminate any proceedings before, any Governmental Entities in connection with the Merger Agreement.

            6. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

            7. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

            8. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such state.

            IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth above.

UAL CORPORATION,

by
/s/ Francesca M. Maher
Name: Francesca M. Maher
Title: Senior Vice President
General Counsel and
Secretary

YELLOW JACKET ACQUISITION CORP.,

by
/s/ Francesca M. Maher
Name: Francesca M. Maher
Title: Senior Vice President,
General Counsel and
Secretary

US AIRWAYS GROUP, INC.

by
/s/ Lawrence M. Nagin
Name: Lawrence M. Nagin
Title: Executive Vice President
Corporate Affairs and
General Counsel